Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

September 16, 2026

Sysco Corporation
1390 Enclave Parkway

Houston, Texas 77077

Ladies and Gentlemen:

We have acted as special counsel to Sysco Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR (File No. 333-298926) (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of 12,345,679 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), (including 1,851,851 shares issuable by the Company upon exercise of the underwriter’s option to purchase additional shares of Common Stock), which are registered under the Registration Statement and which are being sold today pursuant to an Underwriting Agreement, dated September 14, 2026 (the “Underwriting Agreement”), by and among the Underwriters named on Schedule I thereto (the “Underwriters”), and the Company.

Sysco Corporation	2

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the preliminary prospectus supplement dated September 14, 2026 (the “Preliminary Prospectus”);

3.	the final prospectus supplement dated September 14, 2026 (the “Final Prospectus”); and

4.	the Underwriting Agreement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the Restated Certificate of Incorporation, the Certificate of Amendment to Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company and the audit committee of the board of directors of the Company relating to the issuance of the Shares, certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below.

We have also relied upon oral and written statements of officers and representatives of the Company, the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

Sysco Corporation	3

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

Sysco Corporation	4

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement, the Preliminary Prospectus and the Final Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP